Exhibit 99.1

RailAmerica Stockholders Approve Merger With Fortress Investment Group

BOCA RATON, Fla., February 12, 2007 (BUSINESS WIRE) — RailAmerica, Inc. (“RailAmerica”) (NYSE:RRA) announced today that its stockholders have voted to approve the proposed merger agreement providing for the acquisition of RailAmerica by certain private equity funds managed by affiliates of Fortress Investment Group LLC (“Fortress”).

Based upon the tally of shares, 28,995,692 shares were voted at the special meeting, representing 74.2% of RailAmerica’s total outstanding voting shares. Of those shares voting, 28,923,926 shares voted in favor of the adoption of the merger agreement, representing 74.0% of RailAmerica’s total outstanding voting shares.

Under the terms of the merger agreement, RailAmerica stockholders will receive $16.35 in cash, without interest, for each share of RailAmerica common stock held. The transaction is anticipated to close on February 14.

Morgan Stanley & Co. Incorporated acted as financial advisor to RailAmerica in connection with the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. provided an opinion to the Board of Directors of RailAmerica that the merger consideration is fair to RailAmerica’s shareholders. Holland & Knight LLP acted as legal advisor to RailAmerica and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Fortress.

RailAmerica, Inc. (NYSE:RRA) is a leading short line and regional rail service provider with 42 railroads operating approximately 7,800 miles in the United States and Canada. The Company is a member of the Russell 2000 Index. Its website may be found at http://www.railamerica.com.

Fortress is a leading global alternative asset manager with over $30 billion in assets under management as of December 31, 2006. Fortress raises, invests and manages private equity funds, hedge funds and publicly traded alternative investment vehicles. Fortress was founded in 1998.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, statements relating to RailAmerica’s ability to close the transaction, satisfaction of closing conditions and the timing of the closing of the transaction. Forward-looking statements speak only as of the date the statements were made. RailAmerica assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If RailAmerica does update any forward-looking statement, no inference should be drawn that RailAmerica will make additional updates with respect to that statement or any other forward-looking statements. Please refer to the reports that RailAmerica files from time to time with the Securities and Exchange Commission on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause RailAmerica’s actual results to differ from its current expectations and from the forward-looking statements contained in this press release.